Exhibit 99.1

COGNOS INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS-CANADIAN SUPPLEMENT
(in U.S. dollars, unless otherwise indicated, and in accordance with CDN GAAP)

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations-Canadian Supplement (“Canadian Supplement”) should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in Item 2 of this quarterly report. The Canadian Supplement should also be read in conjunction with the unaudited Consolidated Financial Statements and Notes prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (included in Item 1), and the audited Consolidated Financial Statements and Notes included in our Annual Information Form for the fiscal year ended February 28, 2005.

The following contains forward-looking statements and should be read in conjunction with the factors set forth in the “Certain Factors That May Affect Future Results” section and the Forward-looking Statements/Safe Harbor section of the MD&A in Item 2 of this quarterly report. All dollar amounts in this Canadian Supplement are in thousands of United States dollars unless otherwise stated. The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP on our financial condition and results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

In addition to the critical accounting estimates listed in the MD&A, we also use the following for Canadian GAAP purposes:

Accounting for Stock Option, Stock Purchase, and Restricted Share Unit Plans

We apply CICA Handbook section 3870, Stock-based Compensation and Other Stock-based payments, in accounting for our stock option, stock purchase, and restricted share unit plans. Compensation expense for options granted and shares issued under our stock option and restricted share unit plans is recognized over their vesting period using the fair value method of accounting for stock-based compensation. For purposes of computing the stock-based compensation, the fair value of the options granted during the three and six month periods ended August 31, 2005 was estimated at the date of grant using a binomial lattice option-pricing model. Prior to March 1, 2005, we used the Black-Scholes option-pricing model to estimate the fair value of options at the grant date. Any consideration paid by employees on the exercise of stock options is credited to capital stock. The discount from market price offered to employees who purchase stock through our stock purchase plan is also recognized as a compensation expense in the period when the shares are purchased.

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Exhibit 99.1

COGNOS INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS-CANADIAN SUPPLEMENT
(in U.S. dollars, unless otherwise indicated, and in accordance with CDN GAAP)

RESULTS OF OPERATIONS

	Three months ended August 31,		Six months ended August 31,

	2005	2004	2005	2004

Income before taxes – U.S. GAAP	$35,972	$34,935	$63,109	$60,410
Income before taxes – Canadian GAAP	$35,594	$35,630	$64,067	$60,218

Income tax provision – U.S. GAAP	$ 7,253	$ 7,336	$10,565	$12,686
Income tax provision – Canadian GAAP	$10,844	$11,389	$19,095	$19,226

Net income per share diluted – U.S. GAAP	$0.31	$0.30	$0.56	$0.51
Net income per share diluted – Canadian GAAP	$0.27	$0.26	$0.48	$0.44

Acquired in-process technology
Canadian GAAP requires capitalization of the value assigned to acquired in-process technology and amortization of this value over its estimated useful life. Under U.S. GAAP, this value is written off immediately. The impact of this difference was to decrease income before taxes by $0.2 million for both the three months ended August 31, 2005 and August 31, 2004, respectively, as compared to U.S. GAAP. For the six-month periods ending August 31, 2005 and August 31, 2004, the impact of this difference was to decrease income before taxes by $0.5 million, as compared to U.S. GAAP.

Stock-based compensation
Under U.S. GAAP, companies may choose between the intrinsic value method and fair value method of accounting for stock-based compensation. We have elected to account for stock-based compensation using the intrinsic value method in accordance with APB 25 and to disclose the pro forma effect of recording compensation expense under the fair value method. This disclosure can be found in Note 3 to the unaudited consolidated financial statements. For Canadian GAAP purposes, companies are required to use the fair value method of accounting for stock-based compensation. The impact of this difference for the three months ended August 31, 2005 and August 31, 2004 was to decrease income before taxes by $4.4 million and $3.6 million respectively. For the six month periods ending August 31, 2005 and August 31, 2004, the impact of this difference was to decrease income before taxes by $8.3 million and $7.3 million, respectively, as compared to U.S. GAAP.

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Exhibit 99.1

COGNOS INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS-CANADIAN SUPPLEMENT
(in U.S. dollars, unless otherwise indicated, and in accordance with CDN GAAP)

Investment tax credits
Canadian GAAP requires that investment tax credits be deducted from operating expense. Under U.S. GAAP, these amounts are deducted from the income tax provision. The impact of this difference was to increase income before taxes and the income tax provision by $4.3 million and $4.6 million for the three months ended August 31, 2005 and August 31, 2004, respectively, as compared to U.S. GAAP. For the six-month periods ended August 31, 2005 and August 31, 2004, the impact of this difference was to increase income before taxes and the income tax provision by $9.8 million and $7.6 million, respectively, as compared to U.S. GAAP.

Deferred income taxes
The capitalization of in-process technology created an additional deferred income tax liability on the Canadian GAAP balance sheet as the capitalization of the in-process technology created a temporary difference. The amortization of this balance decreased the Canadian GAAP income tax provision by $0.1 million for both the quarters ended August 31, 2005 and August 31, 2004, respectively, as compared to U.S. GAAP. For the six-month periods ended August 31, 2005 and August 31, 2004, the amortization of this balance decreased the Canadian GAAP income tax provision by $0.2 million, as compared to U.S. GAAP.

The expensing of stock-based compensation creates a deferred tax asset for Canadian GAAP purposes as this expense is deductible in certain jurisdictions when the options are exercised. Under U.S. GAAP, the reduction in the tax liability is treated as part of the purchase price component of the stock options and added to paid-in capital. The expensing of stock-based compensation reduced the Canadian GAAP tax provision by $0.6 million and $0.4 million in the three month periods ended August 31, 2005 and August 31, 2004, respectively, as compared to U.S. GAAP. For the six months ended August 31, 2005 and August 31, 2004, the reduction in the tax provision was $1.0 million and $0.9 million, respectively.

Derivative financial instruments
Under Canadian GAAP, derivative financial instruments that qualify for hedge accounting treatment may be recognized on the balance sheet only to the extent that cash has been paid and or received together with adjustments necessary to offset recognized gains or losses arising on the hedged items. Under U.S. GAAP, such derivative financial instruments are recognized on the balance sheet at fair value with a corresponding charge or credit recorded in other comprehensive income (“OCI”) for any portion not recognized in income. At August 31, 2005 and February 28, 2005, there was $1.2 million and $0.3 million, respectively, included in OCI related to the net unrealized loss on the Corporation’s cash flow hedges. For Canadian GAAP, this amount was removed and applied against the accrued liability related to the hedge.

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